Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT entered into on January 5, 2011, effective as of October 1, 2010 (the “Effective Date”), between BALDWIN TECHNOLOGY COMPANY, INC., a Delaware corporation (the “Company”), and MARK T. BECKER ("Executive").

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment. The Company shall employ Executive, and Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period (the “Employment Period”) beginning on the Effective Date and ending on the Termination Date (as defined in Section 4).

2.           Position and Duties.

(a)       During the Employment Period, Executive shall serve as the President and Chief Executive Officer of the Company and shall have the normal duties, responsibilities and authority of the President and Chief Executive Officer, subject to the ultimate authority of the Board of Directors of the Company (the "Board").

(b)       During the Employment Period, Executive shall report to the Board, and Executive shall devote his best efforts and his full business time and attention (except for (i) time devoted to serving as a Director of such corporation or corporations of which the Board of Directors shall approve, provided such time does not interfere with his duties and responsibilities to the Company, (ii) permitted vacation periods and (iii) reasonable periods of illness or other incapacity) to the business and affairs of the Company and the Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

(c)       For purposes of this Agreement, “Subsidiary” means any corporation or other entity of which the securities having a majority of the voting power in electing directors are, at the time of determination, owned by the Company, directly or indirectly through one or more Subsidiaries.

3.           Base Salary, Bonus, Equity Awards, and Benefits.

(a)           During the Employment Period, the Company shall pay Executive a base salary of $300,000 per annum (the “Base Salary”), subject to adjustment (upward but not downward) as set forth in this Section 3(a), in regular installments in accordance with the Company's general payroll practices.  On or about July 1, 2011 and on or about each succeeding July 1 during the Employment Period, the Compensation Committee of the Board (the “Compensation Committee”) shall review the Executive’s performance and the attainment by Executive of objectives mutually agreed-upon by Executive and the Board, and the Compensation Committee shall communicate its findings to the Board.  Following receipt of the Compensation Committee’s findings, the Board, in its sole discretion, may adjust (upward but not downward), based upon Executive’s level of performance and with consideration being given to comparable compensation packages in similar sized and structured companies, the Executive’s Base Salary for the ensuing twelve (12) months commencing on each such July 1, subject to approval by the Compensation Committee and by the Independent Directors of the Company (as defined in the Statement of Principles adopted by the Board in effect at that time).

(b)           Except as otherwise provided in this Agreement, for each fiscal year during the Employment Period, the Company shall pay Executive a bonus (the "Bonus") set at a target level of one hundred percent (100%) of the Base Salary for such fiscal year (the “Target Bonus Percentage”).  For fiscal year 2011, the Bonus shall be based on the completion of the objectives and the satisfaction of the criteria set forth in Schedule A, which have been mutually agreed upon by Executive and the Compensation Committee and approved by the Independent Directors and by the Board.  For each subsequent fiscal year during the Employment Period, the Bonus shall be based on the terms of the Company’s Management Incentive Compensation Plan (MICP) for such fiscal year approved by the Independent Directors and by the Board.  All such Bonus payments for any such fiscal year shall be paid by the Company to the Executive in accordance with the terms of the Company’s MICP for such fiscal year.  For the avoidance of doubt, Executive shall not be required to be employed by the Company on the date of payment of any Bonus.

(c)           In order to induce Executive to enter into this Agreement and to serve as the President and Chief Executive Officer of the Company, the Company granted, effective October 1, 2010, to Executive the following options:

(i)  An option to purchase 200,000 shares of Class A Common Stock of the Company, at an exercise price of $1.20 per share, pursuant to the Company’s 2005 Equity Compensation Plan (the “Plan Option”).  The Plan Option vested and became exercisable on October 1, 2010.  The Plan Option shall expire, if not sooner exercised, as of the close of business on September 30, 2020, regardless of Executive’s status as an employee of the Company at any time prior to the date of exercise of the Plan Option and notwithstanding anything to the contrary in the Company’s 2005 Equity Compensation Plan.

(ii)  An option to purchase 200,000 shares of Class A Common Stock of the Company, at an exercise price of $1.20 per share (the “Non-Plan Option”).  The Non-Plan Option shall vest and become exercisable on October 1, 2011; provided, however, if prior to October 1, 2011, the Employment Period is terminated (A) by the Company without Cause or (B) by Executive (1) for Good Reason or (2) within three (3) months following a Change of Control for any reason or no reason or (C) due to Executive's death or permanent disability or incapacity, the Non-Plan Option shall immediately vest and shall become exercisable.  In such case, the Non-Plan Option shall expire, if not sooner exercised, as of the close of business on September 30, 2020, regardless of Executive’s status as an employee of the Company at any time after the time when the Non-Plan Option shall vest and become exercisable and prior to the date of exercise of the Non-Plan Option.  If, however, prior to October 1, 2011, the Employment Period is terminated (y) by the Company for Cause or (z) by the Executive without Good Reason and not within three (3) months following a Change of Control, the Non-Plan Option shall expire at such time.

(d)           The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement in accordance with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to the reporting and documentation of such expenses.

(e)           During the Employment Period, Executive shall be entitled to participate in all of the Company’s employee benefit plans and programs applicable to senior executives of the Company, to the extent permitted by law and in accordance with the terms of such plans and programs in effect from time to time. Consideration will be given to the frequency of Executive’s global travel requirements in setting healthcare and other benefit coverage levels so as to provide adequate coverage.

(f)           During the Employment Period, the Company, subject to Executive’s insurability, shall (i) pay the premiums on a contract or contracts of insurance insuring Executive’s life and providing for an aggregate death benefit of two million dollars ($2,000,000), payable to such beneficiary or beneficiaries as Executive shall designate, which contract or contracts will be owned by Executive, Executive’s spouse, or such other party as may be designated by Executive (the “Executive’s Insurance Policy”); and (ii) purchase key person term life insurance on Executive’s life in the aggregate amount of two million dollars ($2,000,000), payable to the Company, which contract or contracts will be owned by the Company (the “Company’s Insurance Policy”).  If, following the termination of the Employment Period for any reason, the Company decides to terminate the Company Insurance Policy, the Company shall notify Executive in writing of its decision and, if permitted by the Insurance Company that issued the Company Insurance Policy, offer to sell to Executive the Company Insurance Policy for its net cash surrender value.  The Executive shall have ten (10) days following receipt of such notice from the Company to accept such offer and to pay to the Company that amount equal to the net cash surrender value of the Company Insurance Policy.  If Executive does not accept such offer and pay such amount to the Company within such ten (10) days, the Company may terminate the Company Insurance Policy.

(g)           During the Employment Period, Executive’s duties hereunder shall be performed for the Company and the Subsidiaries worldwide.  Given the global nature of Executive’s employment, the Company shall not require Executive to relocate his current home residence to any one location of the Company or any one of the Subsidiaries.  In lieu of moving-related costs that would be incurred by the Company if Executive was required to relocate his residence, the Company will reimburse Executive for his costs related to a short-term rental of a reasonable apartment near the Company’s headquarters location if Executive so chooses.

(h)           During the Employment Period and for such additional period commencing on the Termination Date, not to exceed three (3) months, upon which the Company and Executive shall mutually agree to provide Executive sufficient time to obtain another automobile for his use, the Company shall provide to Executive an automobile (Audi A-6, BMW 500 series, or other equivalent automobile) for use by the Executive pursuant to the Company’s written policy with respect to Company automobiles in effect at that time.  Automobile maintenance, insurance and fuel costs will be paid by the Company.

(i)           During the Employment Period, Executive shall be entitled to vacation time with pay, in accordance with the Company’s vacation policy as in effect at that time.  Executive’s yearly vacation accrual will be twenty (20) working days of annual vacation in the Company’s fiscal year 2011, and twenty-five (25) days of annual vacation in each of the Company’s subsequent fiscal years.  Executive may accumulate up to ten (10) weeks vacation, but no more than three (3) weeks from any single prior fiscal year.  Any such accumulated vacation may be used in any subsequent fiscal year or years (but no more than three (3) weeks of such accumulated vacation may be used in any one fiscal year) in addition to the vacation to which Executive is entitled for each such fiscal year.

4.           Employment Period.

(a)           The Employment Period shall commence on October 1, 2010 and shall terminate on such date (the “Termination Date”) on or after March 31, 2012 specified in a notice given by either the Company or Executive to the other not less than three (3) months prior to the Termination Date; provided that (i) the Employment Period shall terminate prior to such date upon Executive's death or permanent disability or incapacity (as determined by the Board in its good faith judgment), (ii) the Employment Period may be terminated by the Company at any time prior to such date for Cause (as defined below) and (iii) the Employment Period may be terminated by the Executive at any time prior to such date (A) for Good Reason (as defined below) or (B) within three (3) months following a Change of Control (as defined below) for any reason or no reason.

(b)           If the Employment Period is terminated (i) by the Company without Cause or (ii) by Executive (A) for Good Reason or (B) within three (3) months following a Change of Control for any reason or no reason or (iii) due to Executive's death or permanent disability or incapacity, Executive or his estate, as the case may be, shall be entitled to receive:

(1) that amount (the “Deferred Salary Amount”) equal to his annual Base Salary (as in effect on the Termination Date), payable (A) 7/12th of the Deferred Salary amount on the first regular payroll date of the Company more than six months after the Termination Date and (B) the balance thereof in ten equal bi-monthly installments on each regular bi-monthly payroll date thereafter,

(2) so long as Executive has not breached the provisions of Sections 6, 7 and 8, the pro rata share (based on the number of days Executive was employed for the fiscal year in which the Termination Date occurs) of the Bonus to which Executive would have been entitled for such fiscal year had such termination not occurred, which pro rata bonus will be payable within 30 days following the Company's receipt of its audited financial statements for such fiscal year, but in no event earlier than the date six months and one day after the Termination Date,

(3) reimbursement of all expenses incurred on or prior to the Termination Date for which Executive was entitled to be reimbursed pursuant to Section 3(d), but for which Executive had not been reimbursed on the Termination Date,

(4) all fringe benefits which Executive was entitled to receive on or prior to the Termination Date pursuant to Section 3(e), but which had not been paid to Executive on the Termination Date, and

(5) payment for any vacation days accumulated by Executive on the Termination Date in accordance with the Company’s policy in effect at that time.

The portions of this Agreement dealing with deferred compensation have been prepared with reference to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder and should be interpreted and administered in a manner consistent therewith.

(c)           If the Employment Period is terminated (i) by the Executive for any reason, including voluntary resignation by Executive (other than (A) for Good Reason or (B) within three (3) months following a Change of Control for any reason or no reason) or (ii) by the Company for Cause, Executive shall only be entitled to receive:

(1) his Base Salary through the Termination Date,

(2) reimbursement of all expenses incurred on or prior to the Termination Date for which Executive was entitled to be reimbursed pursuant to Section 3(d), for which Executive had not been reimbursed on the Termination Date,

(3) all fringe benefits which Executive was entitled to receive on or prior to the Termination Date pursuant to Section 3(e), but which had not been paid to Executive on the Termination Date and

(4) payment for any vacation days accumulated by Executive on the Termination Date in accordance with the Company’s policy in effect at that time, but Executive shall not be entitled to receive any Bonus for the fiscal year of the Company in which the Termination Date occurs.

(d)           If the Employment Period is terminated (i) by the Company without Cause or (ii) by Executive for (A) Good Reason or (B) within three (3) months following a Change of Control for any reason or no reason or (iii) due to Executive’s permanent disability or incapacity, the Company shall reimburse Executive for eighty (80%) percent of any premiums paid by Executive for medical benefits for the period Executive is entitled to COBRA continuation coverage under Section 4980B of the Code or if earlier the first to occur of (1) the date one year after the Termination Date and (2) the date on which the Executive is employed by an employer other than the Company.

(e)           If the Employment Period is terminated for any reason whatsoever by the Company or by Executive, no bonus shall accrue or be payable to Executive for any period after the Termination Date.

(f)           For purposes of this Agreement:

"Cause" means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud with respect to the Company or any of the Subsidiaries, (ii) conduct tending to bring the Company or any of the Subsidiaries into substantial public disgrace or disrepute, (iii) substantial and repeated failure to perform duties as reasonably directed by the Board, (iv) gross negligence or willful misconduct with respect to the Company or any of the Subsidiaries or (v) any other material breach of this Agreement which is not cured within 15 days after written notice thereof to Executive.

"Good Reason" means, unless Executive shall have consented in writing thereto or voted as a Director therefor, (i) any reduction in Executive's Base Salary or Target Bonus Percentage (in effect immediately prior to such reduction), (ii) any willful action by the Company that is intentionally inconsistent with the terms of this Agreement, (iii) any material reduction in the powers, duties or responsibilities which Executive was entitled to exercise as of the date of this Agreement or (iv) any failure by the Company to nominate Executive to serve as a Director of the Company during any period that Executive is serving as the President and Chief Executive Officer of the Company.

“Change of Control” means, unless Executive shall have consented in writing thereto or voted as a Director therefor, (i) the consummation of a merger or consolidation of the Company, with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity's issued shares or securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets (iii) a change in the composition of the Board, as a result of which fewer than 40% of the incumbent directors are directors who had been directors of the Company on the date 24 months prior to the date of the event that may constitute a Change in Control; or (iv) any transaction as a result of which any person is the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), directly or indirectly, of securities of the Company representing at least 50% of the total voting power represented by the Company’s then outstanding voting securities (e.g., issued shares).  The term "person" shall have the same meaning as when used in sections 13(d) and 14(d) of the Exchange Act but shall exclude (i) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or of any subsidiary of the Company and (ii) a company owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of the ordinary shares of the Company.

5.           No Excess Parachute Payments.  Notwithstanding anything to the contrary contained in this Agreement, if the Company obtains a written opinion of its tax counsel (“Tax Counsel”) to the effect that there exists a material possibility that any payment to which the Executive would (but for the application of this Section 5) be entitled under this Agreement would (but for such application) be treated as an “excess parachute payment” (as defined in Section 280G (b) of the Code), this Agreement shall be amended by reducing the payments to which the Executive is entitled hereunder, as follows, to the extent necessary so that, in the opinion of Tax Counsel, there does not exist a material possibility that any payment to which the Executive is entitled under this Agreement (as so amended) will be treated as an excess parachute payment: first, the Deferred Compensation (and, concomitantly, the Monthly Amount), second (if applicable), the amount payable under Section 3(b) hereof by virtue of the Executive’s election under Section 4 hereof to treat an event described therein as constituting the termination of the Employment Period, and third, on a pro-rata basis, all other amounts (other than amounts payable pursuant to Paragraph 4 hereof, which shall in any event be paid in full) to which the Executive is entitled hereunder.

6.           Confidential Information. Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company or any Subsidiary ("Confidential Information") are the property of the Company or such Subsidiary. Therefore, Executive agrees that he shall not disclose to any person who is not bound by an agreement with, or an obligation to, the Company not to disclose, or use for his own account, any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act or required by law to be disclosed. Executive shall deliver to the Company at the termination of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (whether in printed or electronic form) and all copies thereof relating to the Confidential Information, Work Product (as defined in Section 7 hereof) or the business of the Company or any Subsidiary which he may then possess or have under his control.

7.           Inventions and Patents. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relate to the Company's or any of the Subsidiaries’, actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or any Subsidiary ("Work Product") belong to the Company or such Subsidiary. Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8.           Non-Competition, Non-Solicitation.

(a)           Executive acknowledges that in the course of providing services to the Company he will become familiar with trade secrets and other confidential information concerning the Company and its Affiliates and their predecessors and that his services have been and will be of special, unique and extraordinary value to the Company and its Affiliates. Therefore, Executive agrees that during the Employment Period and for a period of two (2) years thereafter (the “Non-compete Period”), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business which manufactures, sells or distributes products and accessories for the printing and publishing industry, including, without limitation, cleaning systems and related consumables, fluid management and ink control systems, web press protection systems, drying systems, blending and packaging services and related services and parts or any business competing for the same customers as the business of the Company or any of its Affiliates as such business exists or is in process and is known to Executive on the date of the termination of the Employment Period within any geographical area in which the Company or any of its Affiliates engages or plans to engage in any such business on the date of termination of the Employment Period.  Nothing herein shall prohibit Executive from being a passive owner of not more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation, provided, however, that Executive is not directly or indirectly responsible for, or does not have control over, the business of such competitor which directly competes with any of the business of the Company or any of its Affiliates on the date of termination of the Employment Period.

(b)           During the Employment Period and for a period of two (2) years thereafter, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any of its Affiliates (other than an employee of the Company or such Affiliate who is responding to a general advertisement seeking to hire such a person) to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or such Affiliate and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Affiliates at any time during the Employment Period (other than an employee of the Company or such Affiliate who is responding to a general advertisement seeking to hire such a person), (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any of its Affiliates to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any such Affiliate or (iv) disparage in any way the Company or any of its Affiliates or any of their businesses, products or services or any of their members, managers, partners, directors, officers or employees.

(c)           If, at the time of enforcement of this Section 8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

(d)           In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 8, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

(e)           For purposes of this Agreement, “Affiliate” shall mean, with respect to any person, any other person directly or indirectly controlling (including but not limited to all directors and officers of such person), controlled by, or under direct or indirect common control with such person.  A person shall be deemed to control another person if such person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such other person or (ii) to direct or cause the direction of the management and policies of such other person, whether through the ownership of voting securities, by contract or otherwise

9.           Executive Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be a valid and binding obligation of Executive, enforceable in accordance with its terms.

10.           Survival. Sections 5, 6, 7 and 8 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

11.           Notices. Any notice provided for in this Agreement shall be in writing and shall be either personally delivered, or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

Mark T. Becker
88 Island Drive
South Ocean Ridge, FL 33435

Notices to the Company:

Baldwin Technology Company, Inc.
2 Trap Falls Road, Suite 402
Shelton, CT 06484
Attention: Chairman of the Board

with a copy to:

Samuel B. Fortenbaugh III
630 Fifth Avenue, Suite 1401
New York, NY 10111

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

12.           Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.           Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

14.           Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

15.           Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company.

16.           Choice of Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Connecticut, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Connecticut or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Connecticut.

17.           Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BALDWIN TECHNOLOGY COMPANY, INC.

By /s/ Gerald A. Nathe
Gerald A. Nathe
Chairman of the Board

/s/Mark T. Becker
Mark T. Becker

SCHEDULE A

FISCAL YEAR 2011 KEY OBJECTIVE
AND
BONUS CRITERIA

The key objective for fiscal year 2011 is for Executive to stabilize the Company financially and to position it for profitable growth and increased market valuation.

The criteria upon which Executive’s Bonus for fiscal year 2011 shall be based, each with a weight of 20%, are as follows:

1.
Keeping each of the Company and each of its material subsidiaries away from any Event of Default referred to in Section 13.1.4 (bankruptcy, insolvency, etc.) of the Credit Agreement dated as of November 21, 2006 among the Company, Baldwin Germany Holding GmbH, Baldwin Germany GmbH, Baldwin Oxy-Dry GmbH, the Lenders (as defined in the Credit Agreement) signatory thereto and Bank of America, N.A. in its capacity as Administrative Agent for the Lenders, as amended.

2.	Establishing a strategic plan for the Company, approved by the Board of Directors of the Company.

3.	Achieving a satisfactory refinancing of the Company by November 30, 2011 (the maturity date of the Company’s current bank loan facility).*

4.	Starting implementation of high priority changes set forth in the Company’s strategic plan.

5.	Achieving targets for the second half of fiscal year 2011 set forth in the Company’s 2011 AOP, approved by the Board of Directors of the Company.

*  It is understood that a satisfactory refinancing of the Company may not be achieved until a date after June 30, 2011 (the last day of fiscal year 2011) and, if such is the case, the determination of whether or not the criteria set forth in Item 3 has been satisfied shall be delayed as appropriate but in no event to a date later than December 15, 2011 and that portion of the Executive’s Bonus for fiscal year 2011, if any, based on Item 3 shall be paid by the Company to the Executive as soon thereafter as administratively practicable.